Exhibit 10.1

CONSULTING AGREEMENT BETWEEN
TRUSTCO BANK CORP NY AND ROBERT T. CUSHING

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of the Effective Date by and between TrustCo Bank Corp NY, a New York corporation (“TrustCo”), and Robert T. Cushing (“Cushing”). In consideration of the mutual covenants herein contained, the parties agree as follows:

1.         Term and Duties.

(a)       The initial term (the “Term”) of this Agreement will commence on December  22, 2017 (the “Effective Date”) and end on December 31, 2022; thereafter, the Term of this Agreement will automatically renew for successive one-year terms unless one party provides written notice to the other party at least 30 days prior to the end of the then-existing term that he or it does not wish to renew the term of this Agreement. Notwithstanding the foregoing, this Agreement may be terminated earlier pursuant to Section 5 of this Agreement,

(b)       During the Term, Cushing shall serve, on an as-requested basis, as a consultant to TrustCo and to each of its direct or indirect subsidiaries (collectively, “Affiliates”), rendering to TrustCo and such Affiliates advisory services for purposes of promoting ongoing compliance efforts, providing strategic advice on TrustCo’s business, and assisting TrustCo and the Affiliates with such other similar matters as TrustCo’s executive officers and board of directors may request. The services rendered shall be advisory only, and Cushing’s services as a consultant shall be rendered at such times and places as may be mutually convenient to TrustCo and the Affiliates and Cushing. Cushing acknowledges that he will be an independent contractor only and shall not for any purpose hereunder be considered to be an employee of TrustCo or any Affiliate. The parties reasonably anticipate that Cushing’s level of service for TrustCo and the Affiliates during the term of this Agreement will be less than sixteen hours per the standard two-week pay period of TrustCo and its Affiliates, which is less than 20% of the average level of service provided by Cushing to TrustCo and the Affiliates as Executive Vice President and Chief Operating Officer during the last 36 months of his employment by TrustCo and the Affiliates.

2.         Compensation. In full compensation for the services to be rendered by Cushing hereunder during the Term and for the noncompetition agreement set forth in Section 3 herein, TrustCo (a) will pay Cushing a fee in the amount of $400 per hour for each hour of services rendered by Cushing pursuant to this Agreement, which shall not exceed sixteen hours per the standard two-week pay period of TrustCo and its Affiliates and (b) will provide to Cushing in-kind benefits consisting of office facilities, a personal secretary, use of a vehicle, club memberships, and financial planning services (to include tax advisory, financial planning, and estate planning), each as provided by TrustCo to Cushing during the last 36 months of his employment by TrustCo and the Affiliates. On or before the 15th day of each month during the term of this Agreement, Cushing shall provide a statement to TrustCo describing in reasonable detail the time worked and services rendered pursuant to this Agreement during the prior month and, upon receipt of such statement, TrustCo shall pay, within 30 days of its receipt of such statement, the amount set forth on such statement. There is no minimum amount of time or services that TrustCo must request under this Agreement. It shall be the sole obligation of Cushing to monitor the number of hours of service rendered and to ensure that the service rendered hereunder is in conformance with the limitations thereon provided for herein.  In no event, however, shall TrustCo be obligated to pay Cushing for more than the anticipated maximum number of hours set forth in paragraph (1) (b) above.  TrustCo will provide Cushing with a Form 1099 for compensation related to the services provided by him under this Agreement, and Cushing will be solely responsible for all income, business, or other taxes imposed on him and payable as a result of such compensation. To the extent that any right to reimbursement of expenses or payment of any in-kind benefit under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended), (i) any such expense reimbursement shall be made by TrustCo no later than the last day of the taxable year following the taxable year in which such expense was incurred by Cushing, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

3.         Noncompetition. Cushing acknowledges that he has provided special, unique and extraordinary services to TrustCo and the Affiliates during his employment with TrustCo and its Affiliates. Cushing agrees that he will not, before the later of (i) the date of termination of this Agreement or (ii) December 31, 2020 (the end of the three-year period commencing on the first day of the Term)(the “Noncompetition Period”), directly or indirectly, without the written consent of TrustCo:

(a)       Own, have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant to, or independent contractor of a Competitor if Cushing in any such capacity performs services in an aspect of Competitor’ business that is competitive with TrustCo or an Affiliate; provided, however, Cushing may invest in up to 5% of the stock of any publicly traded company that is a Competitor without violating this covenant;

(b)       Divert or attempt to divert to a Competitor any client, customer, or account of TrustCo or an Affiliate (which such client, customer, or account is a client, customer or account during the Noncompetition Period); or

(c)       Hire, or solicit to hire, for or on behalf of a Competitor, any employee of TrustCo or an Affiliate (who is an employee of TrustCo or an Affiliate as of the time of such hire or solicitation to hire) or any former employee of TrustCo or an Affiliate (who was employed by TrustCo or an Affiliate within the 12-month period immediately preceding the date of such hire or solicitation to hire).

For purposes of this Section 3, capitalized terms are defined as follows:

Competitor. “Competitor” shall mean any person, firm, corporation, partnership, limited liability company, or any other entity doing business in the Geographic Market which, during the Noncompetition Period, is engaged in competition in a substantial manner with TrustCo or an Affiliate.

Geographic Market. “Geographic Market shall mean the area within a radius of 25 miles of the location of the headquarters or any branch office of TrustCo or an Affiliate located in New York or Florida.

4.         Scope of Noncompetition Provisions. If it shall be finally determined by any court of competent jurisdiction that any limitation contained in Section 3 is too extensive to be legally enforceable and must be reduced, then the parties hereby agree that such reduced limitation shall be deemed to be the maximum scope or duration that shall be legally enforceable, and Cushing hereby consents to the enforcement of such reduced limitation.

5.         Termination of Contract. TrustCo may terminate this Agreement upon 30 days’ prior written notice to Cushing, and Cushing may terminate this Agreement upon 30 days’ prior written notice to TrustCo. Upon the effective date of such termination, the parties’ obligations under this Agreement shall cease, except that (a) TrustCo will remain obligated to pay any undisputed amounts owed for services rendered under this Agreement by Cushing prior to termination and (b) the provisions of Section 3 will remain in effect until the end of the Noncompetition Period if, as provided in Section 3, the Noncompetition Period will extend beyond the effective date of the termination of this Agreement.

6.         Confidentiality of OCC Information.  Trustco Bank’s primary regulator is the Office of the Comptroller of the Currency (“OCC”).  Some information provided to Trustco Bank by the OCC is confidential and protected by law.  Given that Trustco Bank may disclose OCC-related information to Cushing in the course of the provision and receipt of services pursuant to this Agreement, (a) Cushing represents that he is aware of, and agrees to abide by, the prohibition on the dissemination of non-public OCC information contained in paragraph (b)(1) of 12 CFR 4.37; and (b) agrees not to use such non-public OCC information for any purpose other than as provided under this Agreement.

7.         Confidentiality of Business Information.

(a)       "Confidential Business Information" means any information disclosed to Cushing by TrustCo or Affiliates, either directly or indirectly in writing, whether prior to the Effective Date or after that date during the Term, orally or by inspection of tangible objects, including, without limitation, software, concepts, know-how, designs, specifications, charts, drawings, financial information, strategic and business plans, products, services, customer information, pricing, and any other proprietary or confidential information. Confidential Information shall not, however, include any information which Cushing can establish: (i) was or has become generally known or available or a part of the public domain without direct or indirect fault, action, or omission of the Cushing; (ii) was known by Cushing prior to the time of disclosure, according to Cushing’s prior written documentation; (iii) was received by Cushing from a source other than TrustCo or Affiliates, rightfully having possession of and the right to disclose such information; or (iv) was independently developed by Cushing, where such independent development has been documented by Cushing.

(b)       Cushing agrees not to use any Confidential Business Information for any purpose except the provision of services hereunder. Cushing agrees not to disclose any Confidential Business Information to any third parties.

8.         Confidentiality of Customer Information.  In accordance with the Gramm-Leach-Blilely Act and its implementing regulations, Cushing shall take appropriate steps to (a) ensure the security and confidentiality of customer information of TrustCo and Affiliates, (b) protect against any anticipated threats or hazards to the security or integrity of such information, (c) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the customers of TrustCo and Affiliates and (d) ensure proper disposal of such information in accordance with the instructions of TrustCo and Affiliates.  Any breach in the security and confidentiality of information, including a potential breach resulting from an unauthorized intrusion, must be fully disclosed to TrustCo in writing within 48 hours of the discovery of such an incident.

9.         Mutual Indemnification.  Each party shall indemnify and hold harmless the other for and against all claims of any nature, including without limitation claims related to breach of confidentiality and the alleged infringement of the intellectual property rights of any third party, together with associated defense costs and attorneys’ fees, arising out of or in connection with the indemnifying party’s performance hereunder.

10.       Insurance.  TrustCo shall, during the term hereof, maintain at its expense, insurance of the types and in the amounts currently held by TrustCo to cover its management operations, including without limitation, public company management liability insurance, commercial general liability insurance, workers’ compensation insurance to the extent required by law, and such other insurance as may be reasonabley prudent or appropriate to insure it and Cushing against potential liabilities arising in connection with the performance of its and Cushing’s obligations hereunder.

11.       Subcontracting and Assignment.  This Agreement may not be subcontracted to, transferred, or assigned by either party hereto to any third party without the written consent of the other party hereto, which consent may be withheld in the party’s sole discretion.

12.       Entire Agreement; Amendment; Governing Law. This Agreement constitutes the entire Agreement between TrustCo and Cushing and all prior understandings and agreements between them, if any, concerning the same subject matter are merged herein and thus extinguished. This Agreement may not be modified except by a writing signed by both parties. This Agreement is made under, and shall be construed in accordance with the laws of the State of New York.

13.       Separability. If any provision hereof is declared void and unenforceable by any court of competent jurisdiction, the remaining provisions hereof shall remain in full force and effect.

14.       Binding Effect. This Agreement shall be binding on the parties hereto and their respective successors, heirs and assigns upon full execution by all parties.

IN WITNESS WHEREOF, TrustCo and Cushing have executed this Agreement as of the date first above written.

TRUSTCO BANK CORP NY

By:	/s/ Robert M. Leonard
Name:	Robert M. Leonard
Title:	Executive Vice President

/s/ Robert T. Cushing
Robert T. Cushing